Exhibit 10.2

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of May 25, 2023, by and among Applied Intuition, Inc., a Delaware corporation (“Parent”), Embark Technology, Inc., a Delaware corporation (the “Company”), and the stockholder of the Company signatory hereto (the “Supporting Stockholder”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Azara Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger;

WHEREAS, as of the date hereof, the Supporting Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) or Class B Common Stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”, together with the Class A Common Stock, the “Company Stock”) set forth on the signature page hereto, being all of the shares of Company Stock owned of record or beneficially by the Supporting Stockholder as of the date hereof (the “Owned Shares”, and the Owned Shares together with any additional shares of Company Stock that the Supporting Stockholder may acquire record and/or beneficial ownership of after the date hereof, the “Covered Shares”);

WHEREAS, the Transaction Committee of the Company Board (the “Special Committee”) has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth therein; (ii) approved and adopted the Merger Agreement; and (iii) resolved to recommend that the Company Board approve and adopt the Merger Agreement;

WHEREAS, the Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein; (iii) determined that this Agreement is advisable to, and in the best interests of, the Company and its stockholders and approved this Agreement; and (iv) resolved to recommend that the Stockholders adopt the Merger Agreement and approve the Merger in accordance with the DGCL; and

WHEREAS, as an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, the Supporting Stockholder has agreed to enter into this Agreement with respect to the Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.             Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Affiliate” shall mean with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person; provided, however, that in no case shall the Company or any of its Subsidiaries be deemed to be an Affiliate of the Supporting Stockholder. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as this Agreement shall be terminated pursuant to Section 13.17 hereof, or (c) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof.

“Transfer” shall mean (a) any direct or indirect sale, assignment, encumbrance, pledge, gift, hedge, hypothecation, disposition, loan or other transfer, or entry into any option or other Contract, with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition (whether by sale, liquidation, dissolution, dividend or distribution) or other transfer (by merger, consolidation, division, conversion, operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney with respect to such Covered Shares, except for the grant of a proxy to a director or officer of the Company in connection with any annual or special meeting of the stockholders, including as contemplated in Section 3.1 of this Agreement or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above (other than this Agreement).

2.             Agreement to Not Transfer the Covered Shares. Until the Expiration Time, the Supporting Stockholder agrees not to Transfer or cause or permit the Transfer of any Covered Shares, other than (a) with the prior written consent of Parent, (b) to any other Stockholder or any Affiliate of any such Stockholder, (c) to any beneficial owner of the Supporting Stockholder, (d) by operation of Law or by will, intestacy or other similar applicable Law upon the Supporting Stockholder’s death, (e) to any Person if and to the extent required by any non-consensual Order, or by divorce decree, (f) in connection with bona fide estate planning purposes to or for the benefit of the Supporting Stockholder’s Affiliates or immediate family members (i.e., spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild) or (g) to a charitable organization, including donor advised funds; provided, however, that in the case of clauses (b) through (g), only if the transferee of such Covered Shares agrees in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the Supporting Stockholder. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void and of no effect whatsoever. The Supporting Stockholder agrees that it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the Merger.

3.             Agreement to Vote the Covered Shares.

3.1           Until the Expiration Time, at every meeting of the Stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and in connection with any action proposed to be taken by written consent of the Stockholders, the Supporting Stockholder shall vote (including via proxy) all of the Covered Shares (or cause the holder(s) of record on any applicable record date to vote (including via proxy) all of the Covered Shares), or deliver (or cause to be delivered) a written consent with respect to all of the Covered Shares:

(a)             in favor of the adoption of the Merger Agreement; and

(b)             against (i) any action or agreement that would reasonably be expected to result in any condition set forth in Article VII of the Merger Agreement not being satisfied prior to the Termination Date, (ii) any Acquisition Proposal or (iii) any reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company that would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by the Merger Agreement.

3.2           Until the Expiration Time, at every meeting of the Stockholders (and at every adjournment or postponement thereof), the Supporting Stockholder shall be represented in person or by proxy at such meeting (or cause the holder(s) of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3           Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time, a Governmental Authority of competent jurisdiction enters an Order restraining, enjoining or otherwise prohibiting the Supporting Stockholder from taking any action pursuant to Section 3.1 or Section 3.2 of this Agreement, then the obligations of the Supporting Stockholder set forth in Section 3.1 or Section 3.2 of this Agreement shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits the Supporting Stockholder from taking any such action.

3.4           For the avoidance of doubt, nothing in this Agreement shall require the Supporting Stockholder to vote in any manner with respect to any amendment to the Merger Agreement or the taking of any action that would reasonably be expected to result in the amendment, modification or waiver of a provision of the Merger Agreement, in any such case, in a manner that (a) decreases the Per Share Price or changes the form of the consideration payable to the Stockholders pursuant to the Merger or would otherwise be adverse to the Stockholders; (b) imposes any material restrictions or any additional material conditions on the Stockholders or is otherwise adverse to the Stockholders; or (c) extends the Termination Date. Except as expressly set forth in this Section 3, the Supporting Stockholder shall not be restricted from voting in any manner with respect to any other matters presented or submitted to the Stockholders.

4.             Waiver of Appraisal Rights. The Supporting Stockholder hereby waives all appraisal rights under Section 262 of the DGCL with respect to all of the Covered Shares. In addition, the Supporting Stockholder hereby agrees not to commence or participate as a plaintiff in or voluntarily aid any class action or other legal action (including any related settlement), derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Special Committee, the Company Board or any officer of the Company or other Stockholder in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby or, with respect to Parent, claims related to any such alleged breach. The Supporting Stockholder shall not knowingly take any action that would (i) make any representation or warranty contained herein untrue or incorrect or (ii) reasonably be expected to have the effect of impairing the ability of the Supporting Stockholder to perform its, his, or her obligations under this Agreement or preventing or materially delaying the consummation of any of the transactions contemplated by the Merger Agreement; provided that nothing contained in this sentence shall be construed to prohibit any Supporting Stockholder in his or her capacity as a director of the Company (if applicable) from exercising his or her fiduciary duties under applicable Law.

5.             Document and Information. The Supporting Stockholder shall not, and shall direct its Affiliated and Representatives not to, make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent, except as may be required by Law (provided that reasonable notice of any such disclosure will be provided to Parent and the Company by the Supporting Stockholder, and the Supporting Stockholder will consider in good faith the reasonable comments of Parent and/or the Company with respect to such disclosure and otherwise cooperate with Parent and/or the Company in obtaining confidential treatment with respect to such disclosure if requested by Parent and/or the Company). The Supporting Stockholder consents to and hereby authorizes the Company and Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company and Parent reasonably determine to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, the Supporting Stockholder’s identity and ownership of the Covered Shares, the existence of this Agreement and the nature of the Supporting Stockholder’s commitments and obligations under this Agreement, and the Supporting Stockholder acknowledges that the Company may, in the discretion of Parent and the Company, file this Agreement or a form hereof with the SEC or any other Governmental Authority.

6.             No Solicitation.

6.1           No Solicitation or Negotiation. Each Supporting Stockholder shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly, (a) solicit, initiate, or propose the making, submission or announcement of, or knowingly induce, encourage, facilitate or assist, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) furnish to any Person (other than to Parent and its Affiliates and their respective Representatives) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent and its Affiliates and their respective Representatives), in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (c) participate or engage in, or knowingly facilitate, discussions or negotiations with any Person with respect to an Acquisition Proposal or with respect to any inquiries from any Person relating to the making of an Acquisition Proposal, (d) approve, endorse, or recommend any proposal that constitutes, or could reasonably expected to lead to, an Acquisition Proposal, (e) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, or (f) authorize, propose or commit to do any of the foregoing. Notwithstanding anything to the contrary in this Section 6.1, each Supporting Stockholder may engage in such activities solely to the extent that the Company is permitted to engage in such activities pursuant to Section 5.2 of the Merger Agreement.

6.2           Notice. From the date of this Agreement until the earlier to occur of the termination of the Merger Agreement pursuant to Article VIII thereof and the Effective Time, each Supporting Stockholder shall promptly (and, in any event, within 24 hours) notify Parent in writing of (i) any Acquisition Proposal that is received by such Supporting Stockholder or any of its Affiliates or Representatives or (ii) any non-public information requested from, or if any discussions or negotiations are sought to be initiated or continued with, such Supporting Stockholder or any of its Affiliates or Representatives with respect to an Acquisition Proposal. Such notice must include (A) the identity of the Person or “group” of Persons making such Acquisition Proposal; and (B) a copy of the written Acquisition Proposal (or if oral, a summary of the material terms and conditions of such Acquisition Proposal received from such Person or “group”). Thereafter, such Supporting Stockholder must keep Parent reasonably informed, on a prompt basis (and in any event within 48 hours of any material development with regard to or material amendment of such proposal or request), of the status and terms of any such proposal (including any amendments thereto) and the status of any such discussions or negotiations, including providing copies of any new or amended material agreements, documents or other written materials submitted in connection therewith. Notwithstanding the foregoing, each Supporting Stockholder shall not be required to notify Parent of any discussions or negotiations to the extent the Company has notified Parent thereof.

7.             Proxy Statement; SEC Filings and Schedule 13D.

(a)             The Supporting Stockholder will provide information reasonably requested by the Company or Parent in connection with the preparation of any SEC filing Parent or the Company is required to make in connection with the Merger (including any amendment or supplement thereto, the “SEC Filings”). To the knowledge of the Supporting Stockholder, the information supplied by the Supporting Stockholder for inclusion or incorporation by reference in the Proxy Statement, or any SEC Filing will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Within ten (10) days following the execution of this Agreement, the Supporting Stockholder shall file with the SEC one or more disclosure statements on Schedule 13D or amendments or supplements thereto, as applicable (such disclosure statements, including any amendments or supplements thereto, the “Schedule 13Ds”) relating to this Agreement and the transactions contemplated hereby. The Supporting Stockholder shall (A) provide Parent and the Company and their respective counsel a reasonable opportunity to review drafts of the Schedule 13Ds prior to filing the Schedule 13Ds with the SEC and (B) consider in good faith all comments thereto reasonably proposed by Parent and the Company, their counsel and their other Representatives.

(b)             The Supporting Stockholder will use its commercially reasonable efforts to furnish all information concerning the Supporting Stockholder and its controlled Affiliates to Parent and the Company that is reasonably necessary for the preparation and filing of the Proxy Statement, the SEC Filings and the Schedule 13Ds, and provide such other assistance, as may be reasonably requested by Parent or the Company to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement, the SEC Filings and the Schedule 13Ds, and the resolution of any comments to either received from the SEC.

8.             Fiduciary Duties. The Supporting Stockholder is entering into this Agreement solely in its, his or her capacity as the record holder or beneficial owner of the Covered Shares. Nothing in this Agreement shall in any way attempt to limit or affect any actions taken by the Supporting Stockholder or its, his or her Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board or in his or her capacity as a director, officer or employee of the Company or any of its Affiliates. No action taken (or omitted to be taken) in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.

9.             Representations and Warranties of the Supporting Stockholder. The Supporting Stockholder hereby represents and warrants to Parent and the Company as follows:

9.1           Due Authority. The Supporting Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. To the extent the Supporting Stockholder is not an individual, the Supporting Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of the Supporting Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and, assuming the accuracy of the representations and warranties set forth in Sections 10.2(b) and 11.2(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Supporting Stockholder and constitutes a valid and binding obligation of the Supporting Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by the Enforceability Limitations.

9.2           Ownership of the Covered Shares. (a) The Supporting Stockholder is, as of the date hereof, the beneficial and/or record owner of the Supporting Stockholder’s Covered Shares, all of which are free and clear of any liens, other than those created by this Agreement, the Merger Agreement, or the organizational documents of the Company, or arising under applicable securities Laws, and (b) the Supporting Stockholder has sole or, with an Affiliate of the Supporting Stockholder, shared voting power over all of the Covered Shares beneficially owned by the Supporting Stockholder. The Supporting Stockholder has not entered into any agreement to Transfer any Covered Shares (other than this Agreement) and no Person (other than the Supporting Stockholder and any Person under the control of the Supporting Stockholder) has a right to acquire any of the Covered Shares held by the Supporting Stockholder. As of the date hereof, the Supporting Stockholder does not own, beneficially or of record, any shares of Company Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Stock or other voting shares of the Company) other than the Owned Shares. Other than the Owned Shares, the Company Options and Company RSUs set forth on the signature page hereto, the Supporting Stockholder does not beneficially own any other securities of the Company or rights to acquire securities of the Company.

9.3           No Conflict; Consents.

(a)             The execution and delivery of this Agreement by the Supporting Stockholder does not, and the performance by the Supporting Stockholder of its, his or her obligations under this Agreement does not and will not: (i) violate any Laws applicable to the Supporting Stockholder, (ii) result in any breach of or constitute a default under any Contract or obligation to which the Supporting Stockholder is a party or by which the Supporting Stockholder is subject, other than those created by this Agreement, or (iii) to the extent the Supporting Stockholder is not an individual, violate or conflict with any provision of the organizational documents of the Supporting Stockholder, in the case of each of clauses (i) through (iii), except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of the Supporting Stockholder to perform its, his or her obligations under this Agreement.

(b)             Except for the Schedule 13Ds, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Supporting Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Supporting Stockholder of the transactions contemplated hereby.

9.4           Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Supporting Stockholder, threatened against or affecting such Supporting Stockholder that would reasonably be expected to materially impair the ability of the Supporting Stockholder to perform its, his or her obligations under this Agreement.

9.5           Reliance. The Supporting Stockholder has (i) received a copy of the Merger Agreement and this Agreement, (ii) had the opportunity to carefully read each such agreement, (iii) been represented by or had the opportunity to be represented by independent counsel of its own choosing and (iv) had the right and opportunity to consult with its attorney, and to the extent, if any, that the Supporting Stockholder desired, the Supporting Stockholder availed itself of such right and opportunity. The Supporting Stockholder (individually and on behalf of its Affiliates and each of their respective Representatives) hereby agrees and acknowledges that, in entering into this Agreement and agreeing to consummate the transactions contemplated hereby, the Supporting Stockholder, its Affiliates (other than the Company and its Subsidiaries) and each of their respective Representatives are relying solely on the representations and warranties of Parent set forth in Section 10 of this Agreement and are not relying on any other representation, warranty, statement or material.

10.           Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and the Supporting Stockholder that:

10.1         Due Authority. The Company has the full power and authority to make, enter into and carry out the terms of this Agreement. The Company is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of the Company’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and assuming the accuracy of the representations and warranties set forth in Sections 9.3(b) and 11.2(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by the Enforceability Limitations.

10.2         No Conflict; Consents.

(a)             The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement does not and will not: (i) violate any Laws applicable to the Company, (ii) result in any breach of or constitute a default under any Contract or obligation to which the Company is a party or by which the Company is subject, other than those created by this Agreement, or (iii) violate or conflict with any provision of the organizational documents of the Company, in the case of each of clauses (i) through (iii) except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement.

(b)             No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby.

11.           Representations and Warranties of Parent. Parent hereby represents and warrants to the Company and the Supporting Stockholder that:

11.1         Due Authority. Parent has the full power and authority to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and assuming the accuracy of the representations and warranties set forth in Sections 9.3(b) and 10.2(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by the Enforceability Limitations.

11.2         No Conflict; Consents.

(a)             The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement does not and will not: (i) violate any Laws applicable to Parent, (ii) result in any breach of or constitute a default under any Contract or obligation to which Parent is a party or by which Parent is subject, other than those created by this Agreement, or (iii) violate or conflict with any provision of the organizational documents of Parent, in the case of each of clauses (i) through (iii) except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

(b)             No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

12.           General Waiver and Release. As partial consideration for the right to participate in the Merger as a Stockholder and receive the Per Share Price, the Supporting Stockholder, on behalf of itself and any of its heirs, executors, beneficiaries, administrators, equityholders, partners, trustees, successors, assigns and controlled Affiliates, as applicable (each, a “Releasor”), hereby forever, unconditionally and irrevocably acquits, remises, discharges and releases, effective as of the Closing, the Company Group and their respective Affiliates (including Parent, the Company and the Surviving Corporation, after the Closing), each of their respective officers, directors, equityholders, employees, partners, trustees and Representatives, and each predecessor, successor and assign of any of the foregoing (collectively, the “Company Released Parties”), from any and all claims, obligations, liabilities, charges, demands and causes of action of every kind and character, whether accrued or fixed, absolute or contingent, matured or unmatured, suspected or unsuspected or determined or determinable, and whether at law or in equity, which any Releasor now has, ever had or may have against or with the Company Released Parties, or any of them, in any capacity, whether directly or derivatively through another Person, for, upon, or by reason of any matter, cause or thing, whatsoever, on or at any time prior to the Closing, relating to the Supporting Stockholder’s relationship as an equityholder of, or, if applicable, service provider to, the Company Group and agrees not to bring or threaten to bring or otherwise join in any action against the Company Released Parties, or any of them, for, upon, or by reason of any matter, cause or thing, whatsoever, on or at any time prior to the Closing relating to the Supporting Stockholder’s relationship as an equityholder of, or, if applicable, service provider to, the Company Group; provided, however, that to the extent applicable to each Releasor, the claims, obligations, liabilities, charges, demands and causes of action released pursuant to this Section 12 (collectively, the “Released Claims”) does not apply to the following: (i) salary, bonus, severance or other compensation and vacation that is accrued and earned by the Supporting Stockholder but unpaid by any Group Company at the Closing (including, for avoidance of doubt, any such compensation as may become due and payable as a result of the transactions contemplated by the Merger Agreement); (ii) any unreimbursed travel or other expenses and advances that are reimbursable under the current policies of the Company Group; (iii) any benefits that are accrued, vested and earned but unpaid at the Closing under any employee benefit plan of the Company Group or any rights under health insurance plans or retirement plans sponsored by any Group Company; (iv) any rights to indemnification, exculpation and/or advancement of expenses pursuant to the organizational documents of the Company and its Subsidiaries, indemnification agreements with the Company or its Subsidiaries or any directors’ and officers’ liability insurance policies with respect to actions taken or not taken by such Releasor in his or her capacity as an officer or director; (v) any rights of the Releasors under this Agreement, the Merger Agreement and/or the Merger or (vi) any rights that cannot be released under applicable Law. Without limiting the foregoing, the Supporting Stockholder, on behalf of itself and each Releasor, understands and agrees that the claims released in this Section 12 include not only claims presently known but also include all unknown or unanticipated claims, obligations, liabilities, charges, demands and causes of action of every kind and character that would otherwise come within the scope of the Released Claims and the Supporting Stockholder, on behalf of itself and each Releasor, knowingly and voluntarily waives and releases any and all rights and benefits he, she or it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous Law of any other jurisdiction), which reads as follows (“Section 1542”):

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Supporting Stockholder, on behalf of itself and each Releasor, understands that Section 1542, or an analogous Law of any other jurisdiction, gives the Supporting Stockholder the right not to release existing claims of which the Supporting Stockholder is not aware, unless the Supporting Stockholder voluntarily chooses to waive this right. Having been so apprised, the Supporting Stockholder, on behalf of itself and each Releasor, nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other analogous Law, and elects to assume all risks for claims that exist or existed in his, her or its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 12, in each case, effective at the Closing (except to the extent of any claims which are specifically excluded from Released Claims as set forth in Section 12 above). The Supporting Stockholder, on behalf of itself and each Releasor, acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 12 and that, without such waiver, Parent and the Company would not have agreed to the terms of this Agreement.

13.           Miscellaneous.

13.1         No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Supporting Stockholder, and Parent shall have no authority to direct any Supporting Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

13.2         Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

13.3         Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of all of the parties hereto.

13.4         Expenses. All fees and expenses incurred in connection with this Agreement will be paid by the party incurring such fees and expenses whether or not the Merger is consummated.

13.5         Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) subject to the below, immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

(a)             if to a Supporting Stockholder, to the relevant address listed on the Supporting Stockholder’s signature page hereto.

(b)             if to Parent or the Surviving Corporation, to:

Applied Intuition, Inc.

145 E. Dana Street

Mountain View. CA 94041

Attn: Legal Department

Email: legal@applied.co

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
601 Marshall Street, Redwood City, CA 94063
Attn:	Caine T. Moss
Micheal Reagan
Justin Smith
Matthew Baudler
Email:	cmoss@goodwinlaw.com
mreagan@goodwinlaw.com
justinsmith@goodwinlaw.com
mbaudler@goodwinlaw.com

(c)             if to the Company (prior to the Effective Time), to:

Embark Technology, Inc.
424 Townsend Street
San Francisco, CA 94107
Attn:	Alex Rodrigues
Siddhartha Venkatesan
Email:	alex@embarktrucks.com
sid@embarktrucks.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.
One Market Street, Spear Tower, Suite 3300
San Francisco, California 94105
Attention:	Rob Ishii
Rich Mullen
Email:	rishii@wsgr.com
rich.mullen@wsgr.com

Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., Prevailing Pacific Time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., Prevailing Pacific Time, on the next Business Day. From time to time, any party may provide notice to the other parties of a change in its address or email address through a notice given in accordance with this Section 13.5.

13.6         Enforcement; Exclusive Jurisdiction.

(a)             The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)             In addition, each of the parties (i) consents to submit itself, himself or herself, and hereby submits itself, himself or herself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction and (iv) consents to service of process being made through the notice procedures set forth in Section 13.5.

13.7         Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.8         Further Assurances. The Supporting Stockholder agrees, from time to time, at the reasonable request of Parent or the Company and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

13.9         Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

13.10        Reliance. The Supporting Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Supporting Stockholder’s execution and delivery of this Agreement.

13.11        Interpretation.

(a)             When a reference is made in this Agreement to a Section, such reference is to a Section of this Agreement unless otherwise indicated, and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule, such reference is to a Schedule to this Agreement, as applicable, unless otherwise indicated.

(b)             When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless the context otherwise requires, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.” When used herein, the phrase “the date hereof” and terms or phrases of similar import means “the date of this Agreement.”

(c)             The word “or” shall not be exclusive.

(d)             The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and does not simply mean “if.”

(e)             When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f)             The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.

(g)             When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h)             A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(i)             All accounting terms used but not specifically defined herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(j)             The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(k)             The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(l)             No summary of this Agreement or any Schedule delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Schedule.

(m)             References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

13.12        Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns. No assignment by any party will relieve such party of any of its obligations hereunder.

13.13        Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

13.14        Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

13.15        Governing Law. This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Agreement, or the negotiation, administration, performance, or enforcement of this Agreement, including any claim or cause of action resulting from, arising out of, in connection with, or relating to any representation or warranty made in or in connection with this Agreement, shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision, rule, or principle (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any other jurisdiction.

13.16        Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement.

13.17        Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earliest of (i) the Expiration Time and (ii) the effectiveness of any amendment, modification or supplement to the Merger Agreement that decreases the Per Share Price, changes the form of the consideration payable to the Stockholders pursuant to the Merger, imposes any material restrictions or any additional material conditions or is otherwise adverse to the Stockholders; provided that the provisions of this Section 13 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

APPLIED INTUITION, INC.

By:	/s/ Qasar Younis
Name: Qasar Younis
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EMBARK TECHNOLOGY, INC.

By:	/s/ Alex Rodrigues
Name: Alex Rodrigues
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SEQUOIA CAPITAL U.S. GROWTH FUND VII, L.P.
By: SC U.S. GROWTH VII MANAGEMENT, L.P., Its General Partner

By: SC US (TTGP), LTD., a Cayman Islands exempted company, its General Partner

By:	/s/ Pat Grady
Name: Pat Grady
Title: Authorized Signatory

Address: [***]

Email: [***]

Class A Common Stock:	933,966

Class B Common Stock:

Company Options:

Company RSUs:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, L.P.
By: SC U.S. GROWTH VII MANAGEMENT, L.P., Its General Partner

By: SC US (TTGP), LTD., a Cayman Islands exempted company, its General Partner

By:	/s/ Pat Grady
Name: Pat Grady
Title: Authorized Signatory

Address: [***]

Email: [***]

Class A Common Stock:	55,342

Class B Common Stock:

Company Options:

Company RSUs:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SEQUOIA CAPITAL U.S. VENTURE FUND XV, L.P.
By: SC U.S. VENTURE XV MANAGEMENT, L.P., its General Partner

By: SC US (TTGP), LTD., a Cayman Islands exempted company, its General Partner

By:	/s/ Pat Grady
Name: Pat Grady
Title: Authorized Signatory

Address: [***]

Email: [***]

Class A Common Stock:	1,281,580

Class B Common Stock:

Company Options:

Company RSUs:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV (Q), L.P.
By: SC U.S. VENTURE XV MANAGEMENT, L.P., its General Partner

By: SC US (TTGP), LTD., a Cayman Islands exempted company, its General Partner

By:	/s/ Pat Grady
Name: Pat Grady
Title: Authorized Signatory

Address: [***]

Email: [***]

Class A Common Stock:	77,130

Class B Common Stock:

Company Options:

Company RSUs:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XV, L.P.
By: SC U.S. VENTURE XV MANAGEMENT, L.P., its General Partner

By: SC US (TTGP), LTD., a Cayman Islands exempted company, its General Partner

By:	/s/ Pat Grady
Name: Pat Grady
Title: Authorized Signatory

Address: [***]

Email: [***]

Class A Common Stock:	27,704

Class B Common Stock:

Company Options:

Company RSUs:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SEQUOIA CAPITAL U.S. VENTURE XV PRINCIPALS FUND, L.P.
By: SC U.S. VENTURE XV MANAGEMENT, L.P., its General Partner

By: SC US (TTGP), LTD., a Cayman Islands exempted company, its General Partner

By:	/s/ Pat Grady
Name: Pat Grady
Title: Authorized Signatory

Address: [***]

Email: [***]

Class A Common Stock:	281,482

Class B Common Stock:

Company Options:

Company RSUs: